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                                                                  Exhibit 2.5
                                                                  CONFORMED COPY

                                ABB FINANCE INC.

                           PROGRAMME FOR THE ISSUANCE
                               OF DEBT INSTRUMENTS

                        --------------------------------


                                DEED OF COVENANT

                        --------------------------------








                                  10 March 1993








                                 Clifford Chance
                                     London

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T H I S  D E E D is made the 10th day of March 1993

----------------


BY:

(1)      ABB FINANCE INC. (the "ISSUER")

IN FAVOUR OF

(2) THE ACCOUNT HOLDERS from time to time (the "ACCOUNT HOLDERS") of Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System and Cedel S.A. and of any other clearing system to which Instruments or any interest therein may from time to time be credited (together, the "CLEARING SYSTEMS" and each a "CLEARING SYSTEM").

WHEREAS:

(A) The Issuer has entered into a Dealership Agreement dated 10 March 1993 and made between itself and ABN AMRO Bank N.V., Credit Suisse First Boston Limited, Deutsche Bank AG London, Goldman Sachs International Limited, Lehman Brothers International (Europe), J.P. Morgan Securities Ltd., Morgan Stanley International, NatWest Capital Markets Limited, Swiss Bank Corporation and UBS Phillips & Drew Securities Limited as dealers (the "DEALERS", which expression shall include any institution appointed as a dealer in accordance therewith) under which debt instruments ("INSTRUMENTS") may from time to time be sold by the Issuer to, and purchased by, a Dealer. Such Instruments may be represented initially by a temporary global instrument (the "TEMPORARY GLOBAL INSTRUMENT") exchangeable in accordance with its terms for a permanent global instrument (the "PERMANENT GLOBAL INSTRUMENT") or, as the case may be, definitive Instruments ("DEFINITIVE INSTRUMENTS") and/or (if the Temporary Instrument so provides) registered instruments ("REGISTERED INSTRUMENTS"). Permanent Global Instruments are, in accordance with their respective terms, exchangeable for Definitive Instruments and/or (if the Permanent Global Instrument so provides) Registered Instruments. References herein to a "GLOBAL INSTRUMENT" shall, as the context may require, be to a Permanent Global Instrument or, as the case may be, a Temporary Global Instrument. A Global Instrument will be delivered to a depositary or a common depositary for any one or more of the Clearing Systems for credit to such securities clearance (or any other) account or accounts with any Clearing System as may be determined by the terms and conditions and operating procedures or management regulations (the "OPERATING REGULATIONS") of the relevant Clearing System with its respective participants.

(B) Pursuant to a guarantee (the "Guarantee") dated as of 15 December 1989 Asea Brown Boveri Inc. (the "GUARANTOR") has unconditionally guaranteed payment when due of, among other things, all obligations of the Issuer for money borrowed pursuant to debt instruments (including the Instruments).

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(C)   An Account Holder, to whose securities clearance (or any other) account with a Clearing System is credited rights in respect of a Global Instrument, may be entitled, under and in accordance with the Operating Regulations of the relevant Clearing System, to instruct the relevant Clearing System to debit its securities clearance (or any other) account with rights in respect of Instruments represented by the Global Instrument and credit the same to the securities clearance (or any other) account or accounts of other Account Holders with the same or another Clearing System.

(D) In certain circumstances, indicated in the relevant Global Instrument, such Global Instrument will become void. In such circumstances, subject to and in accordance with the terms of this Deed, each Relevant Account Holder (as defined below) will acquire against the Issuer all those rights which such Relevant Account Holder would have acquired if, immediately prior to such Global Instrument becoming void, such Relevant Account Holder were the holder of Definitive Instruments and/or Registered Instruments issued by the Issuer in exchange for its interest in the relevant Global Instrument, including, without limitation, rights to receive principal, interest or any other amount due in respect of such Definitive Instruments and/or Registered Instruments (the "DIRECT RIGHTS"). For these purposes, any reference to the "RELEVANT ACCOUNT HOLDERS" is to those Account Holders (other than the Clearing Systems to the extent to which they are account holders with each other for the purposes of operating the "bridge" between them) to whose securities clearance (or any other) accounts rights in respect of Instruments represented by the Global Instrument are, at the time at which the Global Instrument becomes void, credited and any reference to a "RELEVANT ACCOUNT HOLDER" is to any one of them.

THIS DEED WITNESSES as follows:

1. If a Global Instrument becomes void in accordance with its terms, then each Relevant Account Holder shall acquire against the Issuer the Direct Rights. The Issuer agrees that such Direct Rights shall, by virtue of this Deed, be so acquired by such Relevant Account Holder immediately upon the relevant Global Instrument becoming void, without any need for any further action by any person.

2. The records of the relevant Clearing System shall, in the absence of manifest error, be conclusive as to the identity of each Relevant Account Holder and the principal amount of rights in respect of the Instruments represented by any Global Instrument credited to the securities clearance account of each such Relevant Account Holder at any time. Any statement issued by a Clearing System as to its records shall, in the absence of manifest error, be conclusive evidence of the records of the relevant Clearing System for the purposes of this Clause 2 (but without prejudice to any other means of producing such records in evidence).

3. The Issuer will, subject to the exceptions and limitations set forth below, pay as additional interest in respect of any amount payable in respect of this Deed, such additional amounts as are necessary in order that the net payment by the Issuer of any amount payable in respect of this Deed to a Relevant Account Holder who is not a United States person (as such term is defined below), after deduction for any present or future tax, duty, assessment or governmental charge ("TAXES") imposed or levied by the United States (as such term is defined below), or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the amount payable, will not be less than the amount which would have been receivable by such Relevant Account Holder in the absence of such withholding or deduction; provided, however, that the foregoing obligation to pay additional amounts shall not apply to:

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                (i)        any Taxes that would not have been so imposed but for
                           the existence of any present or former connection between such Relevant Account Holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or holder of power over, such Relevant Account Holder, if such Relevant Account Holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such Relevant Account Holder (or fiduciary, settlor, beneficiary, member, shareholder or holder of power) being considered as:

                           (a) being or having been present or engaged in a trade or business in the United States or having or having had a permanent establishment therein;

                           (b) having a current or former relationship with the United States, including a relationship as a citizen or resident or being treated as a resident thereof;

                           (c) being or having been a personal holding company, a controlled foreign corporation, a foreign personal holding company, a passive foreign investment company, a private foundation or other tax-exempt organisation for United States Federal income tax purposes or a corporation that has accumulated earnings to avoid United States Federal income tax; or

                           (d) a "10 per cent. shareholder" of the Issuer or the Guarantor as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the "CODE");

               (ii) any Relevant Account Holder who is a fiduciary or partnership or other than the sole beneficial owner of the rights of such Relevant Account Holder under this Deed, but only to the extent that a beneficiary or settlor with respect to such fiduciary or member of such partnership or a beneficial owner of the rights of such Relevant Account Holder under this Deed would not have been entitled to the payment of an additional amount had such beneficiary, settlor, member or beneficial owner been the Relevant Account Holder;

              (iii) any Taxes that would not have been imposed or withheld but for the failure of the Relevant Account Holder, if required, to comply with certification, identification or information reporting requirements under statute or regulations with respect to the payment, concerning the nationality, residence, identity or connection with the United States of the Relevant Account Holder or a beneficial owner of the rights of such Relevant Account Holder under this Deed, if such compliance is required by statute, or by regulation of the United States, as a precondition to relief or exemption from such Taxes;

               (iv) any estate, inheritance, gift, sales, transfer, wealth or personal property tax or any similar tax, duty, assessment or governmental charge;

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                (v)        any Taxes that are payable otherwise than by
                           withholding by the Issuer from the payment of the amount payable in respect of this Deed; or

               (vi) any Relevant Account Holder who is able to avoid any Taxes by making a declaration of non-residence or other claim for exemption to the relevant tax authority; and

              (vii) any combination of times (i), (ii), (iii), (iv), (v) and (vi).

As used in this Clause 3, "UNITED STATES" means the United States of America, the Commonwealth of Puerto Rico and each possession of the United States of America and place subject to its jurisdiction and "UNITED STATES PERSON" means an individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or an estate or trust the income of which is subject to United States Federal income taxation regardless of its source.

4. This Deed is governed by, and shall be construed in accordance with, English law.

5. In relation to any legal action or proceedings arising out of or in connection with this Deed ("PROCEEDINGS"), the Issuer irrevocably submits to the jurisdiction of the courts of England and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is made for the benefit of each Relevant Account Holder and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of proceedings in one or more jurisdiction preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

6. The Issuer appoints Asea Brown Boveri Limited, incorporated in England, of Orion House, 5 Upper St. Martin's Lane, London WC2H 9EA, as its agent in England to receive service of process in any Proceedings in England. If for any reason such process agent ceases to act as such or no longer has a an address in England, the Issuer agrees to appoint a substitute process agent and to notify the Relevant Account Holders of such appointment in accordance with Condition 14 (as if the relevant Global Instrument had been exchanged for Definitive Instruments) and failing such appointment within 21 days, any Relevant Account Holder shall be entitled to appoint such a person by notice to the Issuer. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

7. This Deed is governed by, and shall be construed in accordance with, English law.

IN WITNESS WHEREOF this Deed has been executed as a deed by the Issuer and is intended to be and is hereby delivered on the day and year first before written.

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EXECUTED as a deed under                    )        BY:  /s/ JAN ROXENDAL
SEAL BY ABB FINANCE INC.                    )                             (L.S.)
                                            )
                                                     BY:  /s/ STEPHAN CARLQUIST

(1)      acting by JAN ROXENDAL             )


         In the presence of:

         Witness signature:                          /s/ A. BAUMER

         Witness name:                               ANTJE BAUMER

         Witness address:                            FLURSTRASSE 13
                                                     CH-8302 KLOTEN

         Witness occupation:                         SECRETARY


(2)      acting by STEPHAN CARLQUSIT        )

         In the presence of

         Witness signature:                          /s/ DANIEL SHINDLEMAN

         Witness name:                               DANIEL SHINDLEMAN

         Witness address:                            JUSTRAIN 49
                                                     CH-8706 MEILEN, SWITZERLAND

         Witness occupation:                         COUNSEL